Exhibit 15.(a).1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-199295 on Form S-8 of our report dated March 27, 2019, relating to the financial statements of G. Willi-Food International Ltd. appearing in this Annual Report on Form 20-F/A of G. Willi-Food International Ltd. for the year ended December 31, 2018.

/s/ Ziv Haft
Ziv Haft
Certified Public Accountants (Isr)
BDO Member Firm
January 16, 2020